Exhibit 99.1

NEWS RELEASE

SUSQUEHANNA BANCSHARES CONTACTS:	TOWER BANCORP CONTACT:
INVESTOR RELATIONS:	Brent Smith, Investor Relations
Abram G. Koser, Vice President Investor Relations	(717) 724-4666
(717) 625-6305, ir@susquehanna.net	bsmith@towerbancorp.com

MEDIA:

Stephen Trapnell, Corporate Communications Manager

(717) 625-6548, communications@susquehanna.net

Susquehanna Bancshares, Inc. and Tower Bancorp, Inc.

Shareholders Approve Merger Agreement

FOR IMMEDIATE RELEASE: LITITZ, PA, and HARRISBURG, PA, November 16, 2011: In separate votes on Wednesday, November 16, 2011, shareholders of Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ: SUSQ) and Tower Bancorp, Inc. (Tower) (NASDAQ: TOBC) approved the merger agreement under which Susquehanna will acquire all outstanding shares of common stock of Tower in a merger transaction.

The acquisition is expected to be completed on February 17, 2012, pending certain customary conditions including the receipt of regulatory approvals.

“Our shareholders recognize the strategic significance of combining Susquehanna and Tower. Together, we will provide a broad array of consumer banking services, greater lending capacity to help local economies grow, shared strength of experience in small business lending, and expanded wealth management capabilities,” said William J. Reuter, Susquehanna’s Chairman and Chief Executive Officer. “The result will be a company that puts these diverse resources to work to help customers achieve their financial goals, to enhance local communities, and to generate greater profitability and returns for shareholders.”

“We look forward to joining the Susquehanna team,” said Andrew Samuel, Chairman and Chief Executive Officer of Tower. “With this merger, we will build on our heritage in community banking while providing even greater strength, size and stability for our customers, employees, shareholders and the communities we serve.”

Under the terms of the merger agreement, Tower shareholders will have the option of receiving either 3.4696 shares of Susquehanna common stock or $28.00 in cash for each share of Tower common stock, subject to proration so that $88 million of the merger consideration is paid in cash.

The combined company will have approximately $17.8 billion in assets and nearly 260 locations in Pennsylvania, Maryland, New Jersey and West Virginia.

About Susquehanna Bancshares, Inc.

Susquehanna is a financial services holding company with assets of approximately $15 billion. Headquartered in Lititz, Pa., the company provides banking and financial services at 240 locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 49 branch offices in central and southeastern Pennsylvania and Maryland through three divisions: Graystone Bank, Tower Bank, and 1N Bank. Headquartered in Harrisburg, Pa., the company has total assets of approximately $2.5 billion. More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com, www.1nbank.com and www.towerbancorp.com.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Susquehanna’s and Tower’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the merger, the timing and success of business plans and integration efforts once the transaction is complete, Susquehanna’s ability to expand its services and realize growth through the acquisition of Tower, and the impact of the transaction on Susquehanna’s earnings, profitability and returns paid to shareholders. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by regulatory authorities, whether other conditions to closing set forth in the merger agreement will be met, Susquehanna’s ability to integrate Tower and achieve efficiencies and revenue growth as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Susquehanna nor Tower undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by Susquehanna and Tower with the Securities and Exchange Commission (“SEC”), including Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and Tower’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

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